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EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
OFG Bancorp:

We consent to the incorporation by reference in the registration statements (No. 333-191603, 333-170064, 333-147727, 333-102696, 333-57052, and 333-84473) on Forms S-8 of OFG Bancorp of our report dated January 30, 2020, with respect to the consolidated balance sheets of Scotiabank de Puerto Rico and subsidiary as of October 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended October 31, 2019, and the related notes, which report appears in the Form 8‑K/A of OFG Bancorp dated March 16, 2020.

/s/ KPMG LLP

San Juan, Puerto Rico
March 16, 2020